Exhibit 99.1

JMP GROUP TO TRANSFER LISTING OF SENIOR NOTES TO NASDAQ

SAN FRANCISCO, Dec. 20, 2019 — JMP Group LLC (NYSE: JMP), an investment banking and alternative asset management firm, announced today that it is transferring the listing of its 6.875% senior notes due 2029 from the New York Stock Exchange (“NYSE”) to The Nasdaq Global Market (“Nasdaq”) and that its wholly owned subsidiary, JMP Group Inc., is also transferring the listing of its 7.25% senior notes due 2027 from the NYSE to Nasdaq. JMP Group will continue to list its common shares on the NYSE under its current ticker symbol, “JMP.”

The transfer of the listing of the senior notes to Nasdaq is expected to be effective at market open on January 2, 2020. At that time, the ticker symbol for the 7.25% senior notes due 2027 will change from “JMPD” to “JMPNL” and the ticker symbol for the 6.875% senior notes due 2029 will change from “JMPE” to “JMPNZ.”

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements relating to the expected transfer of the listing of the senior notes from the NYSE to Nasdaq. Forward-looking statements provide JMP Group’s current expectations or forecasts about future events, including beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Forward-looking statements are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. The company’s actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the company’s Form 10-K for the year ended December 31, 2018, as filed with the U.S. Securities and Exchange Commission on March 28, 2019, as well as in the similarly captioned sections of other periodic reports filed by the company under the Exchange Act. Such forward-looking statements speak only as of the date of this press release. Unless required by law, JMP Group undertakes no obligation to publicly update or revise any forward-looking statement to reflect circumstances or events after the date of this press release.

About JMP Group

JMP Group LLC is a diversified capital markets firm that provides investment banking, equity research, and sales and trading services to corporate and institutional clients as well as alternative asset management products and services to institutional and high-net-worth investors. JMP Group conducts its investment banking and research, sales and trading activities through JMP Securities; its hedge fund, venture capital and private capital activities though Harvest Capital Strategies and JMP Asset Management; and the management of Harvest Capital Credit Corporation (NASDAQ: HCAP), a business development company, through HCAP Advisors. For more information, visit www.jmpg.com.

Investor Relations Contact	Media Relations Contacts
JMP Group LLC	Dukas Linden Public Relations, Inc.

Andrew Palmer	Zach Leibowitz
(415) 835-8978	(646) 722-6528
apalmer@jmpg.com	zach@dlpr.com

Michael Falco
(646) 808-3611
michael@dlpr.com